August 8, 2019

R. Steven Hamner
Executive Vice President and Chief Financial Officer
Medical Properties Trust, Inc.
MPT Operating Partnership, L.P.
1000 Urban Center Drive
Suite 501
Birmingham, AL 35242

       Re: Medical Properties Trust, Inc.
           MPT Operating Partnership, L.P.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           File No. 001-32559
           File No. 333-177186
           Filed March 1, 2019

Dear Mr. Hamner:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities